Exhibit 5
September 15, 2008
Dr Pepper Snapple Group, Inc.
5301 Legacy Drive
Plano, TX 75024
Ladies and Gentlemen:
We have acted as counsel for Dr Pepper Snapple Group, Inc., a Delaware corporation (the “Company”), in connection with preparation and filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 9,000,000 shares of common stock, par value $0.01, of the Company (the “Shares”), that may be delivered from time to time pursuant to the Dr Pepper Snapple Group, Inc. Omnibus Stock Incentive Plan of 2008 (the “Plan”).
In so acting, we have examined the Registration Statement, and we have also examined and relied as to factual matters upon the representations and warranties contained in originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with originals of all documents submitted to us as copies. The opinion expressed below is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law.
Based upon and subject to the foregoing and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares which may be delivered under the Plan have been duly authorized by the Company and, when (a) issued and delivered by the Company in accordance with the terms of the Plan and (b) paid for in full in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.
This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.
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Dr Pepper Snapple Group, Inc.	September 15, 2008

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Shearman & Sterling LLP
LSN/JM/DR/MJS/CPR